PAGE 1 | L3HARRIS INVESTOR LETTER 2Q 2023 Non-GAAP Adjustment Definition Amortization of acquisition-related intangibles Consists of amortization of identifiable intangible assets acquired in connection with business combinations. Amortization charges are recorded over the estimated useful life of the related acquired intangible asset, and thus are generally recorded over multiple years. Additional cost of sales related to the fair value step-up in inventory sold Difference between the balance sheet value of inventory from the acquiree and the acquisition date fair value. L3Harris merger-related integration expenses Costs associated with meeting gross synergy targets for the L3Harris merger. Acquisition-related transaction and integration expenses Post-announcement transaction and integration expenses associated with TDL and pending AJRD acquisition. Pre-acquisition and other divestiture- related expenses Includes external costs related to pursuing acquisition and divestiture portfolio optimization, non-transaction costs related to divestitures and salaries of employees in roles established for and dedicated to planned divestiture and acquisition activity. Business divestiture-related gains, net Gains or losses associated with business divestitures. In 2Q23, related to gain on the divestiture of our Visual Information Solutions business of $26 million. Gain on sale of asset group In 2022, related to an asset sale in our Integrated Mission Systems segment. Impairment of goodwill In 2022, charges for goodwill impairment recorded at our Integrated Missions Systems and Space & Airborne Systems Segments related to a weakened outlook for precision weapons and other solutions and higher interest rates, and charges recorded at our Communication Systems segment related to a lower outlook on legacy platforms and higher interest rates. Impairment of other assets In 2Q 2023, includes a $21M non-cash charge for impairment of an in-process R&D intangible asset, $9M of non-cash charges for impairment of other assets related to facility closures and $30M of non-cash charges for impairment of other assets related to restructuring of a customer contract. LHX NeXt Costs associated with transforming multiple functions, systems and processes to increase agility and competitiveness. The LHX NeXt effort is expected to continue for the next two to three years with one-time costs for workforce optimization, third party consulting, incremental IT expenses for implementation of new systems, and other costs. In 2Q 2023, costs consisted of $12M for third-party consulting and $10M for workforce optimization, incremental IT, and other. Charges for severance and other termination costs Charges associated with a formal restructuring plan and primarily related to employee severance and benefit arrangements. In 2022 we incurred charges associated with severance and other benefits related to employees that accepted a voluntary retirement plan with an effective retirement date of September 30, 2022. Charges related to an additional pre- merger legal contingency Accrual associated with an ongoing legal matter that is disproportionately large related to our routine legal expenses or accruals. Non-operating income adjustments 2022 includes an $8 million adjustment for equity method investment earnings. This Investor Letter contains non-GAAP financial measures (as listed on page ## and defined by endnote 1 within this Letter) within the meaning of Regulation G promulgated by the Securities and Exchange Commission (“SEC”). L3Harris management believes excluding the adjustments outlined below for the purposes of calculating certain non-GAAP measures is useful to investors because these costs do not reflect our ongoing operating performance. These adjustments, when considered together with the unadjusted GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. L3Harris management also believes that these adjustments to our non-GAAP financial measures enhance the ability of investors to analyze L3Harris business trends and to understand L3Harris performance. L3Harris may utilize non-GAAP financial measures as guides in forecasting, budgeting and long-term planning processes and to measure operating performance for some management compensation purposes. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP. See “Reconciliation of Non-GAAP Financial Measures” below for detail on the adjustments to our non-GAAP financial measures. Non-GAAP Financial Measures

Table 7
L3HARRIS TECHNOLOGIES, INC.
FY'23 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Non-GAAP Income and Non-GAAP EPS (Unaudited)

(In millions)	Quarter Ended June 30, 2023	Quarter Ended July 1, 2022
Integrated Mission Systems		
Revenue	$ 1,735	$ 1,608
Operating income	$ 162	$ 207
Impairment of other assets (A)	12	—
Non-GAAP operating income	$ 174	$ 207
Non-GAAP operating income margin	*10.0 %*	*12.9 %*
Operating income margin	*9.3 %*	*12.9 %*
Space and Airborne Systems		
Revenue	$ 1,715	$ 1,572
Operating income	$ 168	$ 203
Impairment other assets (A)	27	—
Non-GAAP operating income	$ 195	$ 203
Non-GAAP operating income margin	*11.4 %*	*12.9 %*
Operating income margin	*9.8 %*	*12.9 %*
Communication Systems		
Revenue	$ 1,289	$ 993
Operating income	$ 325	$ 238
Operating income margin	*25.2 %*	*24.0 %*
Corporate Eliminations		
Revenue	$ (46)	$ (38)
Subtotal		
Revenue	$ 4,693	$ 4,135
Operating income	$ 655	$ 648
Total segment adjustments	39	—
Non-GAAP segment operating income	$ 694	$ 648
Operating income margin	*14.8 %*	*15.7 %*
L3Harris Consolidated		
Net income	351	470
Adjustments[1](A):		
Amortization of acquisition-related intangibles	173	151
Additional cost of sales related to the fair value step-up in inventory sold	15	—
L3Harris merger-related integration expenses	—	26
Acquisition-related transaction and integration expenses	36	—
Pre-acquisition and other divestiture-related expenses	2	35
Business divestiture-related gains, net	(26)	—
Gain on sale of asset group	—	(8)
Impairment of other assets	21	—
LHX NeXt[2]	22	—
Income taxes on above adjustments	(66)	(47)
Total adjustments after taxes (sum of A)	216*	157
Non-GAAP income	567	627
Per Share Information		
Diluted weighted average common shares outstanding	190.1	194.0
EPS	$ 1.83	$ 2.42
Per share amount of above adjustments	1.14	0.81*
Non-GAAP EPS	$ 2.97	$ 3.23*

[1]Refer to Non-GAAP Financial Measures on page 1.
[2]Formerly Enterprise Transformation Program
*These figures have been corrected from a prior version due to typographical error.

PAGE 2 | L3HARRIS INVESTOR LETTER 2Q 2023